UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8‑K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

November 16, 2007
(Date of earliest event reported)

RF Micro Devices, Inc.
(Exact name of registrant as specified in its charter)

North Carolina	0-22511	56-1733461
(State or Other Jurisdiction	(Commission File	(I.R.S. Employer
of Incorporation)	Number)	Identification No.)

7628 Thorndike Road
  Greensboro, North Carolina  27409-9421
  (Address of principal executive offices)
  (Zip Code)

(336) 664-1233
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[    ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[    ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[    ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
        (17 CFR 240.14d-2(b))
[    ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act
        (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

 (d)      On November 16, 2007, the Board of Directors (the "Board") of RF Micro Devices, Inc. ("RFMD"), upon the recommendation of the Board's Governance and Nominating Committee, appointed Casimir Stephen Skrzypczak and John Ocampo to serve as directors of RFMD.  Their respective appointments were made pursuant to the Agreement and Plan of Merger and Reorganization, dated as of August 12, 2007, by and among RFMD, Iceman Acquisition Sub, Inc., a wholly-owned subsidiary of RFMD, and Sirenza Microdevices, Inc. ("Sirenza") (the "Merger Agreement"), whereby RFMD agreed to use its reasonable best efforts to cause John Ocampo, a non-independent director of Sirenza immediately prior to its acquisition by RFMD, and an independent director of Sirenza immediately prior to its acquisition by RFMD of RFMD's choice, to be elected or appointed to the Board as of or promptly following the completion of the Sirenza acquisition.  The appointment of each of Mr. Ocampo and Mr. Skrzypczak is effective as of November 16, 2007 and until RFMD's 2008 annual meeting of shareholders and until his successor is duly elected and qualified.

            Mr. Skrzypczak served as a director of Sirenza from January 2000 to November 2007.  He currently serves on the board of directors of JDS Uniphase, a publicly traded fiber-optic products manufacturer, as well as a number of privately held companies.  Mr. Ocampo, a co-founder of Sirenza, served as Chairman of the Board of Sirenza from December 1998 to November 2007 and had served as a director of Sirenza since its inception.  Mr. Ocampo also served as Sirenza's Chief Technology Officer from 1999 to 2002.  As of the date of this Current Report on Form 8-K, the Board has not yet determined the Board committees on which Mr. Skrzypczak or Mr. Ocampo will serve.

            Upon his appointment as a director, each of Mr. Skrzypczak and Mr. Ocampo are eligible to receive a non-qualified option to purchase 50,000 shares of RFMD's common stock at the closing sales price of the common stock on the date immediately preceding the date of grant in accordance with RFMD's 2006 Directors Stock Option Plan (the "Plan") and the related option agreement (each, an "Initial Option").  Pursuant to the Plan, each Initial Option grant is required to be made on the fifth business day after the date of appointment to the Board, which is November 26, 2007.  Each Initial Option will vest in three equal installments on the date of grant and on each of the first and second anniversaries of the date of grant.  Each Initial Option has a term of 10 years and the vested portion of each Initial Option may be exercised at any time during that period.  However, an Initial Option will terminate if the participant's service as a director is terminated for cause.  If Mr. Ocampo and Mr. Skrzypczak are re-elected at RFMD's 2008 annual meeting of shareholders, upon re-election each of Mr. Ocampo and Mr. Skrzypczak will receive a non-qualified option grant for a pro rata portion of 25,000 shares of RFMD common stock (each, an "Annual Option").  The number of shares covered by the first Annual Option that would be granted to each of Mr. Ocampo and Mr. Skrzypczak following the 2008 annual meeting of shareholders, assuming that each is re-elected at such annual meeting, will be reduced on a pro rata basis for each calendar quarter (or portion thereof) since the 2007 annual shareholders meeting in which such director was not in office.  Each Annual Option will vest and become exercisable immediately on the date of grant.  Like the Initial Option, an Annual Option has a term of 10 years and terminates if the participant's service as a director is terminated for cause.

            As non-employee directors, each of Mr. Skrzypczak and Mr. Ocampo also will receive an annual retainer and per meeting fees for attendance at regularly scheduled Board and committee meetings commensurate with that paid to other non-employee directors.  Each of Mr. Skrzypczak and Mr. Ocampo also will be reimbursed for expenses incurred in his capacity as a director of RFMD and will be eligible to receive discretionary stock-based awards under RFMD's 2003 Stock Incentive Plan.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RF Micro Devices, Inc.

By:/s/William A. Priddy, Jr.
                                                                                 William A. Priddy, Jr.
                                                                                 Chief Financial Officer, Corporate
                                                                                  Vice President of Administration and Secretary

Date:  November 23, 2007